Destra Investment Trust: Exhibit to Question 77C on Form N-SAR


      On November 6, 2014, the Destra Investment Trust (the
"Trust") held a Special Meeting of Shareholders to elect four Trustees, approve a new Investment Management
Agreement between the Trust and Destra Capital Advisors LLC and Destra Capital Investments LLC (collectively,
"Destra"), and a new Investment Sub-Advisory Agreement among the Trust, Destra and the Sub-Advisor, Miller/Howard
Investments, Inc. Shareholders of record on September 12,
2014 of the Destra Dividend Total Return Fund were entitled to vote on the various proposals. The following votes were recorded:


Destra Dividend Total Return Fund

Proposal 1: Approval of Trustees*

Director Proposal
John S. Emrich

For
1,605,345

% Voted For
99.38%

Withheld
0,021

% Withheld
0.62%

Michael S. Erickson

For
1,605,345

% Voted For
99.38%

Withheld 10,021

% Withheld
0.62%

James Bernard Glavin

For
1,605,345

% Voted For
99.38%

Withheld 10,021

% Withheld
0.62%

Nicholas Dalmaso

For
1,605,345

% Voted For
99.38%

Withheld 10,021

% Withheld
0.62%
* No other current Trustees.


Proposal 2: Approval of New Investment Management Agreement

For
1,169,489

% Voted For
72.40%

Against
6,453

Abstain
2,468


Proposal 3: Approval of New Investment Sub-Advisory Agreement

For
1,160,078

% Voted For
71.82%

Against
6,453

Abstain
11,879